Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

People’s United Financial, Inc.:

We consent to the use of our reports dated March 1, 2021, with respect to the consolidated statements of condition of People’s United Financial, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in People’s United Financial Inc.’s Annual Report on Form 10-K for the year-ended December 31, 2020, incorporated by reference into this joint proxy statement/prospectus and to the reference to our firm under the heading “Experts” in the registration statement.

As discussed in Note 1 to the consolidated financial statements, People’s United Financial, Inc. has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

/s/ KPMG LLC

Stamford, Connecticut

April 1, 2021